Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the use in and incorporation by reference in this Registration Statement and prospectus of information appearing in Continental Resources, Inc.’s Annual Report on Form 10-K and as an exhibit to the Annual Report on Form 10-K relating to our report dated January 21, 2013, setting forth the estimates of Continental Resources, Inc.’s proved crude oil and natural gas reserves and related future net revenues as of December 31, 2012.

Very truly yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

May 23, 2013